Exhibit 21.1

                             SUNRISE RESOURCES, INC.

                              LIST OF SUBSIDIARIES


Sunrise Financial Resources, Inc. (Incorporated on March 24, 1994)

Sunrise Leasing Corporation (Incorporated on February 14, 1995, became a subsidiary of the Company as of March 31, 1995)--No business activity as of March 31, 1995.

Sunrise Funding Corporation I (Incorporated on November 1, 1996)